Exhibit 99.1

NEWS RELEASE

Media Contact:

Megan Cannell

ITXC Corp.

+1.609.750.3262

mcannell@itxc.com

ITXC Quarterly Traffic Exceeds Billion Minute Milestone

VoIP internetworking contributes to growth

PRINCETON, NEW JERSEY– DECEMBER 16, 2003 - On Monday, December 15, ITXC carried its billionth minute of international voice traffic for the fourth quarter which ends on December 31, 2003. The company’s previous high quarter was 999 million minutes in the second quarter of 2003, with total quarterly traffic decreasing during the third quarter in part due to the company’s tightening of its credit policy and shutting off or restricting traffic from some of its carrier customers. Since the first minute carried in April 1998, ITXC has delivered nearly 10 billion minutes of voice service to carrier customers around the world over ITXC’s global Voice over IP network (VoIP), ITXC.net®.

“We had hoped to pass the billion minute milestone this quarter,” said ITXC Chairman and CEO Tom Evslin. “Exceeding it before the traditionally strong holiday period exceeds my expectations and is further evidence of the renewed growth we have been talking about since the quarter began. We believe that this new traffic comes without undue credit risk; much of the growth is from very well established carriers. We know that the growth is being partially fueled by the accelerating move to VoIP by carriers worldwide and ITXC’s unique ability to provide VoIP internetworking.”

ITXC ranks among the top ten carriers in the world based on minutes of international traffic, and is the leading carrier of international VoIP traffic according to Telegeography. ITXC.net reaches more than 175 countries and is the largest network of its kind in depth and breadth of coverage. Approximately one third of ITXC’s current traffic is originated or terminated through a direct VoIP interconnect. ITXC has VoIP interconnects with over 140 carriers or service providers in 60 countries and supports VoIP traffic utilizing session initiation protocol (SIP) or H.323 protocol.

“Retail service providers worldwide are adopting VoIP technology at an accelerated rate. Many of the carriers who have established or announced voice over IP services for their consumer or business customers are, themselves, wholesale customers of ITXC. This growing number of VoIP-based carriers prefer to interconnect these VoIP networks directly to ITXC.net, without the capital or operating expense of legacy PSTN connections,” said Evslin.

ITXC.net is able to accommodate traffic from and send traffic to an ever-increasing set of end points which stretch further to the end user. ITXC’s VoIP internetworking capability now enables interconnection with VoIP phones, integrated access devices and IP PBXes in addition to traditional VoIP gateways and PC clients.

The acceleration of retail VoIP increases the challenges of VoIP interoperability for service providers and carriers alike. These carriers can now leverage ITXC’s market-leading experience and technology to reap the benefits of direct enable VoIP interconnection without having to wrestle with interoperability problems.

“Our rapid growth in traffic carried to and from countries like Russia, Brazil and India are very good examples of how our VoIP internetworking is a huge success,” said Evslin. “Our ability to serve retail VoIP providers is also based on the VoIP-internetworking skills and technologies we’ve developed.”

###

About ITXC:

ITXC Corp. is one of the world’s leading carriers based on minutes of international traffic carried. As a carriers’ carrier, ITXC serves all major carriers in the US; many incumbent carriers worldwide including China Telecom, PLDT, Telkom South Africa, Telecom Colombia, Telenor, Telia, and VSNL; and emerging and competitive carriers including Intelig in Brazil, Vietel in Vietnam and Data Access in India. ITXC also serves a growing number of mobile carriers including China Mobile and Smart Communications, leading mobile carriers in their respective markets.

ITXC is the global market segment share leader in VoIP international calling and one of the largest international voice carriers of any kind. ITXC’s VoIP network connects to circuit networks using switchless ITXC SuperPoPs in London, Frankfurt, Hong Kong, LA, and NJ or using ITXC-managed SNARCs (TM) colocated in the customer’s central office. ITXC.net connects to VoIP-enabled networks with direct peer VoIP interconnects. Approximately a third of ITXC’s current traffic is originated or terminated via a direct VoIP interconnect. ITXC has VoIP interconnects with over 140 carriers or service providers in 60 countries.

For more information about ITXC, please visit www.itxc.com

Forward-looking statements

ITXC has included in this press release certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning ITXC’s business, operations and financial condition. “Forward-looking statements” consist of all non-historical information, and the analysis of historical information, including any references to future revenue growth, future expense growth, future credit exposure, future profitability, anticipated cash resources, anticipated capital expenditures, capital requirements, and the Company’s plans for future periods. In addition, the words “could”, “expects”, “anticipates”, “objective”, “plan”, “may affect”, “may depend”, “believes”, “estimates”, “projects” and similar words and phrases are also intended to identify such forward-looking statements.

Actual results could differ materially from those projected in the Company’s forward-looking statements due to numerous known and unknown risks and uncertainties, including, among other things, (i) uncertainties inherent in the execution of the proposed merger with Teleglobe, including but not limited to, transaction costs, the subsequent integration effort and retention of key employees, customers and suppliers through the merger process; the inability to capture anticipated synergies; the risk of disapproval or delay by governmental entities of the proposed transaction; the risks of delay in consummation of the transaction; the ability of Cerberus Capital Management, L.P., Teleglobe’s current controlling shareholder and majority owner of Teleglobe after the merger, to exert control over the combined company; the existence of undisclosed or unanticipated contingent liabilities; the risk that Teleglobe is not currently a publicly traded company; the risk that material adverse changes to either entity may prevent the transaction from closing or render it less desirable than anticipated; and the risk that Teleglobe may not be able to effectively execute its business plan and (ii) other risks, including the volatile and competitive environment for Internet telephony and telecommunications; changes in domestic and foreign economic, market and regulatory conditions; the inherent uncertainty of financial estimates and projections; uncertainly inherent in litigation; unanticipated technological difficulties; the risk that Teleglobe may not be able to access sufficient capital; the creditworthiness of and relationship with our customers; Teleglobe’s anticipated debt level and the inherent lack of flexibility resulting therefrom; future transactions; risks inherent in being subject to significant regulation; the possibility that the merger may not close; and other considerations described as “Risk Factors” in Exhibit 99.1 to ITXC’s Annual Report on Form 10-K for the year ended December 31, 2002 and in other filings by ITXC with the SEC. All such forward-looking statements are current only as of the date on which such statements were made. ITXC does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.